                     SCHEDULE 14A INFORMATION (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                             SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       The Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            KEYSTONE PROPERTY TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             KEYSTONE PROPERTY TRUST
                   200 FOUR FALLS CORPORATE CENTER, SUITE 208
                      WEST CONSHOHOCKEN, PENNSYLVANIA 19428

                                   -----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 6, 2002

                                   -----------

To Our Shareholders:

     The 2002 Annual Meeting of Shareholders of Keystone Property Trust will be held at 9:00 a.m. on June 6, 2002, at the Company's corporate office located at 200 Four Falls Corporate Center, Suite 208, West Conshohocken, Pennsylvania, for the following purposes:

     1. To elect one Class III trustee to serve until the 2003 Annual Meeting of Shareholders and three Class II trustees to serve until the 2005 Annual Meeting of Shareholders, in each case until his successor has been duly elected and qualified;

     2. To approve the issuance of 390,735 Common Shares of Beneficial Interest of the Company in exchange for the contribution of 390,735 units of limited partnership interest in the Company's operating partnership, Keystone Operating Partnership, L.P., pursuant to a contribution agreement dated as of April 10, 2002 between the Company and the parties listed on the signature pages thereto;

     3. To consider and vote upon a proposal to amend the Company's Declaration of Trust to provide, in effect, that nothing contained therein will prohibit the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system; and

     4. To transact such other business as may properly come before the meeting.

     The Board of Trustees has fixed the close of business on April 16, 2002 as the record date for the meeting. Only holders of record of the Company's Common Shares as of that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

     The accompanying form of proxy is solicited by the Board of Trustees of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the meeting.

     All shareholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, PLEASE PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, which requires no postage if mailed in the United States. Returning your Proxy Card does not deprive you of your right to attend the meeting and vote your shares in person.

                                  By Order of the Board of Trustees,

                                  Saul A. Behar
                                  Secretary
April 30, 2002

                             KEYSTONE PROPERTY TRUST
                   200 FOUR FALLS CORPORATE CENTER, SUITE 208
                      WEST CONSHOHOCKEN, PENNSYLVANIA 19428
                                 (484) 530-1800

                                   -----------

                                 PROXY STATEMENT

                                   -----------

                SOLICITATION, VOTING, AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished to the holders of common shares of beneficial interest, par value $.001 per share (the "Common Shares"), of Keystone Property Trust, a Maryland real estate investment trust (the "Company"), and the holders of preferred shares of beneficial interest, par value $.001 per share (the "Preferred Shares"), of the Company, in connection with the solicitation by the Company's Board of Trustees (the "Board of Trustees") of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the Company's corporate office located at 200 Four Falls Corporate Center, Suite 208, West Conshohocken, Pennsylvania on Thursday, June 6, 2002, at 9:00 a.m., or at any adjournment thereof, for the purposes set forth in the accompanying Notice.

     References in this Proxy Statement to the "Company" include its subsidiaries and American Real Estate Investment Corporation as predecessor to the Company, unless the context otherwise requires. References to "trustees" means directors of the Company's predecessor prior to the Trust Conversion and to the trustees of the Company after the Trust Conversion, unless the context otherwise requires.

     This Proxy Statement and form of proxy are being mailed to shareholders on or about April 30, 2002. If the enclosed form of proxy is executed and returned, it nevertheless may be revoked by the shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who attends the meeting in person may revoke his or her proxy at that time and vote in person if so desired. Unless revoked or unless contrary instructions are given, each proxy duly signed, dated and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote, as applicable:

     (1) FOR the election of one trustee nominee to serve as a Class III trustee for a one-year term and three trustee nominees to serve as Class II trustees for three-year terms, as provided in Proposal No. 1 below (the "Election of Trustees Proposal");

     (2) FOR approval of the issuance of 390,735 Common Shares in exchange for the contribution of 390,735 units of limited partnership interest ("OP Units") of Keystone Operating Partnership, L.P., the Company's operating partnership (the "Operating Partnership"), as provided in Proposal No. 2 below (the "Issuance Proposal");

     (3) FOR approval of certain amendments to the Company's Declaration of Trust (the "Declaration of Trust") to provide, in effect, that nothing contained therein will prohibit the settlement of any transaction entered into through the facilities of the New York Stock Exchange (the "NYSE") or any other national securities exchange or automated inter-dealer quotation system, as provided in Proposal No. 3 below (the "Charter Amendment Proposal"); and

     (4) At the discretion of the persons named in the enclosed form of proxy, on any other matter that may properly come before the meeting or any adjournment thereof.

     THE BOARD OF TRUSTEES OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE ISSUANCE PROPOSAL, THE ELECTION OF TRUSTEES PROPOSAL AND THE CHARTER AMENDMENT PROPOSAL. PROXIES SOLICITED BY THE BOARD OF TRUSTEES WILL
BE VOTED "FOR" THOSE PROPOSALS IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

                                QUORUM AND VOTING

RECORD DATE; QUORUM

     The Board of Trustees has fixed the close of business on April 16, 2002 as the record date (the "Record Date") for the Meeting. Only holders of Common Shares on the close of business on the Record Date are entitled to notice of and to vote at the Meeting and any adjournments and postponements thereof. The Common Shares are the only class of voting shares of the Company currently issued and outstanding which are entitled to vote at the Meeting. The holders of the Preferred Shares are entitled to notice of the meeting but are not entitled to vote such shares at the Meeting. On the Record Date, there were 18,623,383 Common Shares outstanding. Each holder of Common Shares on the Record Date is entitled to cast one vote per share at the Meeting on each matter properly brought before the meeting, exercisable in person or by properly executed proxy.

     The presence of the holders of a majority of the outstanding Common Shares entitled to vote at the Meeting, in person or by properly executed proxy, is necessary to constitute a quorum at the Meeting. A quorum is necessary for any action to be taken at the Meeting. Common Shares represented at the Meeting in person or by properly executed proxy but not voted will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of determining the presence of a quorum.

VOTES REQUIRED FOR APPROVAL

     With respect to the Election of Trustees Proposal and the Charter Amendment Proposal, pursuant to the Declaration of Trust, the affirmative vote of a majority of all of the Common Shares entitled to vote at the Meeting is required. Cumulative voting is not permitted in the election of trustees. With respect to the Issuance Proposal, the affirmative vote of a majority of the votes cast at the Meeting, assuming that the votes cast at the Meeting represent at least a majority of the outstanding Common Shares, is required. With respect to other matters which properly come before the Meeting, pursuant to the Declaration of Trust, the affirmative vote of a majority of all of the Common Shares entitled to vote at the Meeting is required.

PROXIES; ABSTENTIONS; BROKER NON-VOTES

     All Common Shares represented by properly executed proxies received prior to or at the Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are given on a properly returned proxy, your proxy will be voted "FOR" approval of the Election of Trustees Proposal, "FOR" approval of the Issuance Proposal and "FOR" approval of the Charter Amendment Proposal and, to the extent permitted by applicable rules of the Securities and Exchange Commission (the "SEC"), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournment or postponement thereof.

     Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the Meeting for purposes of determining a quorum but will not be counted as a vote cast. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Brokers generally have discretionary authority to vote on routine matters. Abstentions and broker non-votes (i) will be counted as a vote "AGAINST" the Issuance Proposal unless holders of more than 50% in interest of all securities entitled to vote on the Issuance Proposal cast votes, in which event they will be counted neither as a vote "FOR" nor "AGAINST" the Issuance Proposal, and (ii) will be counted as a vote "AGAINST" the Election of Trustees Proposal and the Charter Amendment Proposal.

     A shareholder may revoke his/her proxy at any time before it has been voted by delivering written notice to the Secretary of the Company at the offices of the Company set forth above, by presenting a duly executed proxy bearing a later date or by voting in person at the Meeting; but mere attendance at the Meeting, without further action, will not revoke a proxy.

OTHER BUSINESS; ADJOURNMENTS

     The Board of Trustees is not currently aware of any business to be acted upon at the Meeting other than as described herein. If other matters are properly brought before the Meeting, or any adjournment or postponement thereof, the persons appointed as proxies, to the extent permitted by applicable rules of the SEC, will have discretion to vote or act thereon according to their best judgment. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. If the Meeting is adjourned or postponed for any reason, all proxies will be voted at the reconvened Meeting in the same manner as such proxies would have been voted at the original convening of the Meeting (except for proxies that have theretofore effectively been revoked or withdrawn). The Company does not currently intend to seek an adjournment of the Meeting.

     The Company's 2001 Annual Report, including financial statements for the fiscal year ended December 31, 2001, is being mailed to shareholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's annual report filed with the SEC on Form 10-K, including the financial statements and the financial statement schedules, may be obtained without charge by writing to the Secretary of the Company at the offices of the Company set forth above.

                 PROPOSAL NO. 1 - ELECTION OF TRUSTEES PROPOSAL

     The Bylaws of the Company provide for a Board of Trustees of no fewer than three nor more than 15 members, divided into three classes, with the exact number of trustees to be designated from time to time by resolution of the Board of Trustees. Our Board of Trustees consists of nine members. A majority of our trustees are independent of our management. The three classes have staggered terms of office so that the terms of office of trustees of only one class expires at each Annual Meeting of Shareholders and each trustee of that class is elected for a three-year term and until his successor is elected and duly qualified or until his earlier death, resignation or removal. The following table lists the name, class designation and age for each trustee:

NAME                                               CLASS     AGE     EXPIRATION
----                                               -----     ---     ----------
Jeffrey E. Kelter..............................     II        47       2002
Michael J. Falcone.............................     II        66       2002
Scott H. Rechler...............................     II        34       2002
David F. McBride...............................     III       55       2003
Francesco Galesi...............................     III       71       2003
David M. Sherman...............................     III       44       2003
Donald E. Callaghan............................      I        55       2004
Jonathan D. Eilian ............................      I        34       2004
John S. Moody..................................      I        53       2004

     The terms of office of the Class III trustees will expire at the Annual Meeting of Shareholders to be held in 2003 and the terms of office of the Class I trustees will expire at the Annual Meeting of Shareholders to be held in 2004. The term of office of each of the current three Class II trustees (Messrs. Kelter, Falcone, and Rechler) expires at the Meeting. Set forth below are the nominees for election as Class III trustee and Class II trustees. Mr. McBride has resigned as a Class III trustee effective as of the Meeting. The Board of Trustees has nominated Mr. Falcone to stand for election as a Class III trustee to fill the vacancy created by Mr. McBride's resignation. The Board of Trustees has also nominated Messrs. Kelter and McBride and Mr. Rodney Berens to stand for election as Class II trustees, each for a three-year term expiring at the Annual Meeting of Shareholders to be held in 2005. In the event that such nominees are unable to serve or for good cause will not serve, the proxies will be voted at the Meeting for such other person or persons as the Board of Trustees may recommend.

NOMINEE FOR CLASS III TRUSTEE

     The following biographical description sets forth certain information with respect to the Class III trustee nominee based on information furnished to the Company by the Class III trustee nominee. The following information is as of April 16, 2002. Mr. Falcone's term of office as a Class II trustee expires at the Meeting. The Board of Trustees has nominated Mr. Falcone to stand for election as a Class III trustee.

     MICHAEL J. FALCONE has been a trustee of the Company since August 1998 as a result of the acquisition by the Company of a portfolio of properties in which Mr. Falcone had a significant interest. He founded The Pioneer Group in 1975, the predecessor to The Pioneer Companies, one of the largest developers of commercial office properties in northern New York. He currently serves as Chairman of The Pioneer Companies. Prior to the founding of The Pioneer Group, he co-founded the Pyramid Companies, a real estate development firm. Mr. Falcone was Chairman of the Board of Directors of First National Bank of Rochester from 1992 until April 1999 when it was sold to M&T Bank. He served as a director of M&T Bank from April 1999 until June 2000. Since November 2000 he has served as chairman of Reliance Bank, a private bank headquartered in White Plains, New York. He also is a trustee of Syracuse University and serves on the Corporate Advisory Council for the Syracuse University School of Management. He is a graduate of Syracuse University.

     THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE CLASS III TRUSTEE NOMINEE.

NOMINEES FOR CLASS II TRUSTEE

     The following biographical descriptions set forth certain information with respect to the Class II trustee nominees based on information furnished to the Company by each Class II trustee nominee. The following information is as of April 16, 2002. Mr. McBride has resigned as a Class III trustee effective as of the Meeting. The Board of Trustees has nominated Messrs. McBride, Berens and Kelter to stand for election as Class II Trustees.

     JEFFREY E. KELTER has been President of the Company since December 1997 and was appointed Chief Executive Officer in December 1998. He has over 20 years of experience in all phases of commercial real estate including development and third-party management. Mr. Kelter began his career in 1976 at Bankers Trust Corporation where he was an assistant treasurer in the Corporate Finance division. In 1982 Mr. Kelter founded Penn Square Properties, Inc. ("Penn Square") in Philadelphia and served as Chief Executive Officer and President. At Penn Square he developed, owned, managed and leased more than 4.5 million square feet of office and warehouse projects throughout the Pennsylvania and New Jersey markets. Mr. Kelter received a B.A. from Trinity College.

     DAVID F. MCBRIDE has been Chairman of the Board of Trustees of the Company since December 1997. He served as Secretary of the Company from January 1998 until December 1998. He is currently a partner in the law firm of Harwood Lloyd, LLC. He has served as Chief Executive Officer of McBride Enterprises, Inc. and affiliated family real estate, construction and brokerage companies since 1987 and has been a director of McBride Enterprises, Inc. and such affiliates since 1975. He has been a member of the Georgetown University Board of Regents since 1990, and is a member of the Board of Directors of Towne Center Bank. Mr. McBride served as a director of MidAtlantic Corporation, MidAtlantic National Bank and various subsidiaries for 13 years prior to its merger with PNC Bank in 1996. Prior to 1987, he was a partner in the law firm of Harwood Lloyd from 1981 to 1987, a partner in the law firm of Murphy, Ellis & McBride from 1977 to 1981, and an associate in the law firm of Robinson, Wayne & Greenberg from 1973 to 1977, all located in New Jersey. He is a member of the bars of New Jersey and New York.

     RODNEY BERENS, 57, is the founding partner of Berens Capital Management, LLC, an investment firm based in New York. Mr. Berens has more than 30 years of experience in the securities industry. From 1992 to 1998, he was at Salomon Brothers, where he was a member of the five-person firm operating committee, the top executive body at the firm. While at Salomon, Mr. Berens was also the Head of Global Equities with responsibility for all sales, trading, research, capital markets and support, CEO of Europe and CEO of the Asia-Pacific region. From 1975 to 1991, Mr. Berens was at Morgan Stanley, where he was Managing Director, Head of Equity Trading and Head of Global Research. Prior to joining Morgan Stanley, he was an investment manager for the Ford Foundation. He began his career with The First Boston Corporation. Mr. Berens received an M.B.A. from The Wharton School and a B.A. from the University of Pennsylvania. He is a Trustee and member of the Investment Committees of The Woods Hole Oceanographic Institute, the Pierpont Morgan Library, and The Society for Preservation of Long Island Antiquities. He is also a member of the Board of Directors of Storyfirst Communications, Inc. and a Non-Executive Director of Pendragon Capital Management Limited. Mr. Berens was formerly the President of the Board of Trustees of Green Vale School, a member of the Board of Directors of the American Stock Exchange and the National Organization of Investment Professionals, and Head of the Upstairs Traders Advisory Committee of the New York Stock Exchange.

     THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE CLASS II TRUSTEE NOMINEES.

TRUSTEES CONTINUING IN OFFICE

     The following biographical descriptions set forth information with respect to the trustees whose terms of office continue after the Meeting based on information furnished to the Company by each trustee. The following information is as of April 16, 2002.

CLASS III TRUSTEES (TERMS EXPIRE IN 2003)

     FRANCESCO GALESI has been a trustee of the Company since May 1998 as a result of the acquisition by the Company of a portfolio of properties in which Mr. Galesi had a significant interest. Since 1969, he has been the Chairman and Chief Executive Officer of the Galesi Group, which includes companies engaged in the distribution, manufacturing, real estate and telecommunications industries. He is a director of WorldCom, Inc. Mr. Galesi was a director of ATC Communications Group until ATC merged with WorldCom in 1992. Mr. Galesi also serves as a director of Amnex, Inc. and Walden Residential Properties, Inc. Mr. Galesi is a graduate of Princeton University.

     DAVID M. SHERMAN has been a trustee of the Company since June 2000. He has served as an adjunct professor of real estate at Columbia University since February 2000. Prior to February 2000 and beginning in 1995, he was the Managing Director, Senior Analyst and Head of the REIT Equity Research Team at Salomon Smith Barney, Inc. which was an Institutional Investor ranked team in 1999 and 1998. From 1993 to 1995 he was a Managing Director in Salomon Smith Barney's CMBS Debt Origination and Securitization Group. From 1991 to 1993, he was Managing Director and Partner of The Harlan Company, Inc., a real estate investment banking and advisory firm. He currently serves as a director of Crescent Real Estate Equities and as a member of the advisory committee for the Primus Fund, a REIT fund sponsored by Deutsche Bank Realty Advisors. Mr. Sherman is a graduate of Brown University and has an M.B.A. in Finance from Columbia University Graduate School of Business Administration.

CLASS I TRUSTEES (TERMS EXPIRE IN 2004)

     DONALD E. CALLAGHAN has been a trustee of the Company since June 2001. He is a Principal of Hirtle, Callaghan & Co., Chief Investment Officers, based in Conshohocken, Pennsylvania. Hirtle, Callaghan currently manages in excess of $5 billion of investments for high net worth families, endowments, foundations and corporations. The firm provides asset allocation, investment strategy management, manager selection, manager supervision, reporting and performance measurement services. Mr. Callaghan serves on the firm's Executive Committee and Investment Committee and leads the firm's research effort. Prior to founding Hirtle, Callaghan, he served as Vice President of Goldman, Sachs & Co. for 15 years, where he was responsible for advising banks, investment advisors, and pension funds on investment strategy and securities selection. He received a B.A. in Psychology from Trinity College in 1968 and an M.B.A. from The Wharton School of the University of Pennsylvania in 1973. He served as an officer in the United States Navy from 1968 through 1971. Currently, he serves on the boards of the Franklin Institute and the Mann Center for the Performing Arts, which are both located in Philadelphia, Pennsylvania.

     JONATHAN D. EILIAN has been a trustee of the Company since June 2001. He is the President of JB Holdings, LLC, a private investment firm. He has been a Member, Senior Managing Director, and/or executive officer of Starwood Capital Group, L.L.C., and its predecessor entities ("Starwood") since its formation in 1991. Starwood is a private equity investment firm which has raised and invested over $2.0 billion on behalf of institutional investors. Mr. Eilian became a non-executive Member of Starwood in January 2001. From 1995 until April 2001, he was a Director of, and, together with its Chairman, comprised the Executive Committee of Starwood Hotels and Resorts Worldwide, Inc. From 1999 until April 2001, he was a Director of iStar Financial, Inc., the nation's largest publicly traded finance company focused exclusively on real estate. Mr. Eilian is also a member of the Young President's Organization and the Board of Advisors of the Wharton Real Estate Center. Prior to the formation of Starwood, Mr. Eilian received his M.B.A. from The Wharton School.

     JOHN S. MOODY has been a trustee of the Company since June 2001. He is President of Marsh & McLennan Realty Advisors, which serves as real estate advisor for Marsh & McLennan Companies, Inc. From 1995 to 2000, he served as President and CEO of Cornerstone Properties Inc., a $4.6 billion office REIT which merged with Equity Office Properties Trust in June 2000. Prior to his tenure with Cornerstone, he was President and CEO of Deutsche Bank Realty Advisors, the advisor for Cornerstone, where he served from 1991 to 1995. From 1987 to 1991 he was President and CEO of Paine Webber Properties, the real estate syndication, advisory and asset management arm of the financial services company. He was President and CEO of The Moody Corporation, a family-owned Texas-based development company, from 1984 to 1987. For 11 years he worked in commercial law specializing in real estate at the firm of Wood, Campbell, Moody & Gibbs, which he co-founded in 1973. Mr. Moody is a graduate of Stanford University and the University of Texas School of Law. Currently, he serves on the board of Equity Office Properties Trust and was formerly a board member of Meridian Industrial Trust and Prologis Trust. He is also a member of the Board of Directors of the National Association of Real Estate Investment Trusts (NAREIT) and former Chairman of the Board of the Association of Foreign Investors in U.S. Real Estate. He is a member of the Urban Land Institute and the Real Estate Roundtable.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

     The Board of Trustees held nine meetings in 2001. Each trustee attended at least 75% of the aggregate of the total number of meetings held by the Board of Trustees and the total number of meetings held by all committees of the Board of Trustees on which he served, in each case during the period for which such trustee served as a trustee or committee member. The Board of Trustees took action by written consent seven times in 2001. The Board of Trustees has an Investment Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Conflicts Committee.

     INVESTMENT COMMITTEE. The Investment Committee, currently comprised of Messrs. Kelter, McBride, Galesi, Rechler and Eilian, (i) supervises and maintains the financial affairs of the Company, (ii) is authorized to approve acquisitions, dispositions and development projects not exceeding $25 million per transaction (or $10 million per transaction in the case of any acquisition or disposition of vacant land) and financing arrangements not exceeding $18.75 million per transaction, and (iii) performs such other duties as from time to time are designated by the Board of Trustees. The Investment Committee met three times and took action by written consent twice in 2001.

     AUDIT COMMITTEE. The Audit Committee, currently comprised of Messrs. Sherman, Callaghan and Moody, makes recommendations to the Board of Trustees regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's internal accounting controls and performs such other functions as directed by the Board of Trustees. Each member of the Audit Committee is "independent", as such term is defined under the applicable provisions of the listing standards of the NYSE. The Board of Trustees has adopted a written charter that specifies the scope of the Audit Committee's responsibilities. The Audit Committee met six times in 2001.

     COMPENSATION COMMITTEE. The Compensation Committee, currently comprised of Messrs. Moody, Callaghan and Eilian, administers the Company's stock incentive and benefit plans, determines executive officer compensation and performs such other duties as from time to time are designated by the Board of Trustees. The Compensation Committee met three times and took action by written consent once in 2001.

     NOMINATING COMMITTEE. The Nominating Committee, currently comprised of Messrs. Kelter and Rechler, makes recommendations to the Board of Trustees regarding the selection of new members to be nominated to the Company's Board of Trustees. The Nominating Committee met once in 2001.

     CONFLICTS COMMITTEE. The Conflicts Committee, currently comprised of Messrs. Falcone, Rechler and Sherman, makes recommendations to the Board of Trustees regarding proposed transactions in which any member of the Board of Trustees has an interest. The Conflicts Committee met once in 2001.

     The Board of Trustees may from time to time establish certain other committees to facilitate the management of the Company.

TRUSTEE COMPENSATION

     Trustees who are also employees of the Company receive no additional compensation for their service as trustees. Trustees who are not also employees of the Company (the "Outside Trustees") received a quarterly fee of $5,000 for serving as a trustee in 2001, plus $1,000 for each meeting of the Board of Trustees attended in person and $500 for each meeting attended by telephone. Each trustee who served as a member of a committee received an annual fee of $2,500 for each committee on which he served. For 2001, the Company issued an aggregate of 18,206 Common Shares to trustees, in lieu of cash payments, at prices ranging from $11.93 to $13.10 per share, based upon the average closing price during the ten trading days prior to the end of each quarter.

     The Company reimburses the trustees for out-of-pocket expenses incurred in connection with their activities on behalf of the Company.

                       PROPOSAL NO. 2 - ISSUANCE PROPOSAL

     On April 5, 2002, the Board of Trustees approved, subject to shareholder approval, the issuance of 390,735 Common Shares of the Company (the "New Shares") to KTR Holdings, Inc. a New Jersey corporation ("KTR Holdings"), in exchange for the contribution of 390,735 OP Units in the Operating Partnership (the "KTR Holdings OP Units") by KTR Holdings to a wholly-owned subsidiary of the Company (the "New Subsidiary") to be formed for purposes of the transaction. The terms of the transaction are set forth in a contribution agreement dated as of April 10, 2002 (the "Contribution Agreement") among the Company, the New Subsidiary, KTR Holdings and the other parties listed on the signature pages thereto.

     KTR Holdings (formerly known as Urban Farms Shopping Center, Inc.) is owned by members of the McBride Family ("McBride"). David F. McBride, a member of the McBride Family and a shareholder of KTR Holdings, is Chairman of the Board of Trustees of the Company.

     The KTR Holdings OP Units were issued in December 1997 in connection with the transaction (the "1997 Transaction") that changed the business strategy and operations of the Company from the ownership of multi-family residential properties in the Southwestern United States to the ownership of industrial and office properties in the Eastern United States. As part of the 1997 Transaction, pursuant to a contribution agreement dated as of August 20, 1997 (the "1997 McBride Agreement") among the Company, the Operating Partnership, and McBride and its affiliates, the McBride group contributed 15 properties totaling approximately 1.3 million square feet (the "McBride Portfolio") to the Company in exchange for, INTER ALIA, approximately 2.0 million Common Shares and 2.8 million OP Units to McBride, plus the assumption of $45.0 million in long-term debt. The 1997 Transaction included the contribution of the Urban Farms Shopping Center in Franklin Lakes, New Jersey ("Urban Farms") in exchange for the issuance of the KTR Holdings OP Units, with an aggregate value of approximately $4.3 million.

     Pursuant to the Operating Partnership's agreement of limited partnership, as amended from time to time, any holders of OP Units may exercise its right (the "Conversion Right") to convert its OP Units into Common Shares or, at the Company's option, the cash equivalent thereof. If the Company chooses to deliver Common Shares upon the exercise of the Conversion Right, one Common Share would be delivered for each OP Unit. Pursuant to the Contribution Agreement, the Company will issue 390,735 New Shares for 390,735 KTR Holdings OP Units.

     Under the 1997 McBride Agreement and related agreements, the Company agreed (the "1031 Obligation") to use all commercially reasonable efforts to dispose of certain properties in the McBride Portfolio through tax-free exchanges ("1031 Exchanges") under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), and to refrain from disposing of Urban Farms in a taxable disposition prior to December 2004. In addition, the Company agreed to maintain (and to allow McBride to be able to guarantee) certain indebtedness of the Operating Partnership after the 1997 Transaction (the "Guarantee Obligation"). In November 2001, the Company sold 12 properties in the McBride Portfolio to a third party for approximately $78 million. The proceeds from the sale of six of the properties (such six properties being hereinafter referred to as the "2001 Sold Properties") will not be reinvested through 1031 Exchanges. Pursuant to the Contribution Agreement, the 1031 Obligation has been waived for the 2001 Sold Properties.

     In March 1999, the Company sold Urban Farms to a third party for approximately $10.0 million. The proceeds from the sale were reinvested in the acquisition of an industrial property (the "Urban Farms Replacement Property") in 1999 through a 1031 Exchange. As a result of its acquisition of the KTR Holdings OP Units, the Company may incur tax liability in the event of a future sale of the Urban Farms Replacement Property without reinvesting the proceeds from the sale through a 1031 Exchange. The Contribution Agreement provides that McBride will waive and release the Company from the 1031 Obligation with respect to the Urban Farms Replacement Property and the 2001 Sold Properties, and that McBride will also waive and release the Company from the Guarantee Obligation.

     The closing under the Contribution Agreement is scheduled to occur on June 30, 2002, except that the closing will be deferred as necessary in order to cause the closing to occur within three business days after the date of the next regularly occurring distribution with respect to the KTR Holdings OP Units. Upon the closing, KTR Holdings will be liquidated and dissolved and the New Shares will be divided on a pro rata basis among the KTR Holdings shareholders. The Contribution Agreement also provides that the persons receiving New Shares may not sell, transfer, assign, pledge (except with the consent of the Company) or otherwise convey any New Shares for one year after the closing, and that they may not sell more than 25% of the New Shares in each succeeding three-month period, meaning that all of the New Shares may not be sold until 21 months after the closing. Under registration rights agreements to be entered into at the closing, the Company will agree to register the New Shares within one year after the closing.

     The Contribution Agreement contains customary representations, warranties, covenants and conditions for transactions of this nature, including standard cross-indemnities, subject to a maximum indemnity obligation of $3 million for each of McBride and the Company. Further, the Contribution Agreement provides that the transaction is intended to qualify as a reorganization under Section 368(a) of the Code. The KTR Holdings OP Units are substantially all of the assets owned by KTR Holdings.

     The material terms and conditions of the transaction were determined through an arm's-length negotiation between the Company and KTR Holdings. Mr. McBride abstained from the approval and ratification of the transaction by the Board of Trustees of the Company.

     The rules of the NYSE, upon which the Common Shares are listed for trading, require shareholder approval for the issuance of Common Shares to a trustee of the Company or an affiliate or other closely-related person of a trustee of the Company if the number of shares to be issued exceeds one percent (1%) of the number of outstanding Common Shares or one percent (1%) of the voting power of the outstanding Common Shares, in each case, before issuance. The New Shares represent 2.10% of both the Company's outstanding Common Shares and voting power before issuance and 2.06% after issuance.

     The Board of Directors and all shareholders of KTR Holdings have unanimously approved the execution of the Contribution Agreement by KTR Holdings and the consummation by KTR Holdings of the transactions contemplated thereby.

     THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE PROPOSAL. PROXIES SOLICITED BY THE BOARD OF TRUSTEES WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

                   PROPOSAL NO. 3 - CHARTER AMENDMENT PROPOSAL

     The Board of Trustees has unanimously approved, subject to shareholder approval, the proposed amendments to the Declaration of Trust in the form attached as Exhibit A hereto.

     In April 2001, the Company received approval to list its Common Shares for trading on the NYSE, and on May 9, 2001, the Common Shares began trading on the NYSE and were de-listed from the American Stock Exchange. As a condition to clearance of the Common Shares for trading, the NYSE required, and the Company agreed, subject to shareholder approval, to make certain amendments to the Declaration of Trust.

     The Declaration of Trust currently contains certain provisions ("Share Transfer Restrictions") that restrict the transfer of the Company's Common Shares if, following such transfer, any person would own at any time, directly or indirectly, in the aggregate more than 4.9% of the outstanding Common Shares, including any shares deemed to be constructively owned by such person under applicable provisions of the Code (the "Ownership Limit"). The Share Transfer Restrictions, which are similar to provisions of the charter documents of many REITs, are designed, in part, to insure compliance with certain REIT tax law requirements which provide that not more than 50% of the Company's outstanding Common Shares can be owned, directly or indirectly, by five or fewer persons.

     The proposed amendments clarify that nothing in the Declaration of Trust would prohibit the settlement of any transactions entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system, while maintaining the authority of the Board of Trustees to take all action necessary to maintain the Company's status as a REIT under the Code.

     The Board of Trustees believes that it is important to assure the investment community and the NYSE that the Company's remedies under the Share Transfer Restrictions in the Declaration of Trust do not prohibit the settlement of any transactions on the NYSE. The NYSE has advised the Company that the NYSE currently requires any REIT listed on the NYSE that have share transfer restrictions in its charter to include provisions similar to those proposed to be included in the Declaration of Trust.

     Pursuant to the Declaration of Trust, amendments to the Declaration of Trust must be approved by the affirmative vote of a majority of all of the Common Shares entitled to vote at the Meeting. If approved, the amendments would become effective upon filing with the Secretary of State of the State of Maryland, which would take place as soon as practicable following the Meeting.

     THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE CHARTER AMENDMENT PROPOSAL. PROXIES SOLICITED BY THE BOARD OF TRUSTEES WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

                            REPORT OF AUDIT COMMITTEE

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INCLUDING PREVIOUS FILINGS THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

     The Audit Committee of the Board of Trustees (for purposes of this report, the "Committee") assists the Board in fulfilling its oversight of the Company's financial reporting process. The Company's management is responsible for preparing the financial statements and the independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Committee has prepared the following report on its activities with respect to the Company's audited financial statements for the fiscal year ended December 31, 2001.

     The Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with the independent auditors their independence from the Company. In addition, the Company has considered whether the non-audit services provided by the independent auditors is compatible with maintaining their independence.

     Based on the review and discussions referred to above and relying thereon, the Committee recommended to the Board of Trustees that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission.

     Submitted by the Audit Committee:

     David F. Sherman, Chair

     Donald E. Callaghan

     John S. Moody

                               EXECUTIVE OFFICERS

     The following table sets forth certain information regarding executive officers of the Company based on information supplied by such executive officers. The following information is as of April 16, 2002.

NAME                           AGE                          POSITION
----                           ---                          --------
Jeffrey E. Kelter(1)           47       President and Chief Executive Officer
Robert F. Savage               34       Executive Vice President and Chief Operating Officer
John B. Begier                 36       Executive Vice President and Chief Investment Officer
Timothy A. Peterson            36       Executive Vice President - Corporate Strategy and New Business
                                        Initiatives
Timothy E. McKenna             38       Senior Vice President - Chief Financial Officer
Saul A. Behar                  40       Senior Vice President - General Counsel and Secretary
Stephen J. Butte               41       Senior Vice President - Asset Management
Charles C. Lee, Jr.            38       Senior Vice President - Marketing and Leasing
Francis K. Ryan                42       Senior Vice President - Construction and Property Operations

---------------
(1) Denotes a member of the Board of Trustees. See the Election of Trustees Proposal for additional information.

     ROBERT F. SAVAGE has been Chief Operating Officer of the Company since December 2000. Prior to joining the Company, he spent three years as a partner at Hudson Bay Partners, L.P., a private equity firm where he was responsible for the execution of the Company's formation transactions in December 1997. Prior to Mr. Savage's position at Hudson Bay, he worked from January 1994 to May 1997 in the Investment Banking Division at Merrill Lynch & Co. where he specialized in corporate finance and strategic advisory services for REITs, real estate investment funds and lodging companies. He started his career at Arthur Andersen LLP and then worked at Jones Lang LaSalle in a variety of project finance and portfolio management positions. Mr. Savage received an A.B. in Urban Studies and Business Economics from Brown University and is a member of the Urban Land Institute.

     JOHN B. BEGIER has served as Chief Investment Officer of the Company since February 2001 with primary responsibility for the Company's investment activity. In January 2000, he was appointed Executive Vice President. In this role he oversees all acquisitions and development projects as well as dispositions, including all transactions related to Keystone's capital recycling initiatives. He served as Senior Vice President from December 1997 until December 1999. Mr. Begier joined Penn Square in 1995. Prior to working for Penn Square he worked for eight years as a real estate broker with the Pennsylvania office of Cushman & Wakefield where he was responsible for leasing, sales and acquisition of commercial and industrial properties. Mr. Begier received a B.A. from the University of Virginia and is a member of the Council of Logistics Management.

     TIMOTHY A. PETERSON has served as Executive Vice President - Corporate Strategy and New Business Initiatives since February 2002. In this role he focuses on creating value through joint venture activities and partner opportunities designed to capitalize on the Company's existing infrastructure in its core markets. Previously he was Chief Financial Officer of the Company from August 1998 until February 2002 and was Secretary from December 1998 until September 1999. He was appointed Executive Vice President of the Company in December 1998. Prior to joining the Company, Mr. Peterson held a variety of positions with Post Properties, Inc. from 1989 until 1998, including Executive Vice President, Finance. Mr. Peterson received a B.S. in Accounting and an M.B.A. in Finance from the University of Florida and is a Certified Public Accountant. He is a member of the University of Florida Real Estate Advisory Board and serves on the President's Council of the Real Estate Round Table. He is also a Director and Treasurer of the Board of the Please Touch Museum (the Philadelphia Children's Museum).

     TIMOTHY E. MCKENNA has served as the Company's Senior Vice President and Chief Financial Officer since February 2002. He was previously Senior Vice President - Finance and Chief Accounting Officer since June 1999. Prior to that he was the Company's Vice President of Finance and Corporate Controller since joining the Company in January 1998. Mr. McKenna was previously employed as a senior manager in the Real Estate Services Group of Arthur Andersen LLP's Philadelphia office. Prior to joining the Company, he worked for over 12 years providing consulting and accounting services to publicly and privately-owned real estate companies; over 11 years of his experience was obtained as an employee of Arthur Andersen LLP. Mr. McKenna is a Certified Public Accountant. Mr. McKenna is a graduate of the University of Scranton with a B.S. in Accounting.

     SAUL A. BEHAR served as Vice President and Secretary of the Company from May 2000 to December 2000, when he was promoted to Senior Vice President and Secretary. Prior to joining the Company, Mr. Behar served for seven years as Senior Counsel at Pep Boys in Philadelphia, where he handled numerous corporate and real estate matters. Before that, he practiced law at the firm of Dechert in Philadelphia. He received an A.B. with honors from Cornell University and a J.D. from The University of Chicago Law School. He is a member of the American Corporate Counsel Association.

     STEPHEN J. BUTTE has served as Senior Vice President of the Company since December 1997. He served as Chief Investment Officer from March 1999 until February 2001 and Secretary from September 1999 until May 2000. In January 2001 he was appointed Senior Vice President of Asset Management with primary responsibility for overseeing all portfolio and property level analysis for the Company's existing properties as well as proposed investments. As head of the Asset Management Department, Mr. Butte works closely with and supports the functions of the operating departments including Investments, Marketing and Leasing and Property Operations and Construction. Prior to joining Penn Square, in 1988 he spent five years in public accounting as a manager in the audit department of Asher & Company, specializing in providing financial and accounting services to companies in the real estate industry. Mr. Butte received a B.S. in Accounting and a Masters of Taxation from Villanova University and is a Certified Public Accountant.

     CHARLES C. LEE, JR. has served as Senior Vice President of the Company since March 1998 with primary responsibility for the Company's leasing and marketing activities. Mr. Lee joined Penn Square in 1987 where he was responsible for leasing and marketing activities for various commercial properties. From September 1997 until March 1998, when he re-joined the Company, Mr. Lee was the regional leasing director for the Philadelphia region of Equity Office Properties. Prior to working for Penn Square, he was an Assistant Portfolio Manager in the Private Banking Division of the Boston Safe Deposit and Trust Company. Mr. Lee received a B.A. from Tufts University and has a Pennsylvania real estate brokerage license.

     FRANCIS K. RYAN has served as Senior Vice President of the Company since December 1997 with primary responsibility for the Company's property operations, property management activities and tenant-related and third-party construction. In February 2001 he was named head of Property Operations and Construction. In this expanded role, Mr. Ryan's primary responsibilities include the construction of the Company's development projects in addition to directing property management. Mr. Ryan joined Penn Square in 1991 where he was responsible for the management of various commercial and industrial properties. Prior to working for Penn Square, Mr. Ryan worked for four years as a senior property manager for Cushman & Wakefield's Pennsylvania office and as a project manager for American Building Maintenance from 1984 through 1986. Mr. Ryan is certified as a Real Property Administrator by the BOMI Institute. He is a member of the Building Owners and Managers Association and the Institute of Real Estate Management
(IREM).

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth, for the three years ended December 31, 2001, the compensation earned by or paid to the Company's chief executive officer and the four (4) other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                     ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                 -----------------------------------     ------------------------
                                                        OTHER ANNUAL      RESTRICTED   SECURITIES     ALL OTHER
        NAME AND                               BONUS    COMPENSATION     SHARE AWARDS  UNDERLYING   COMPENSATION
   PRINCIPAL POSITION    YEAR    SALARY ($)    (1)($)         ($)           (2)($)     OPTIONS (#)     (3)($)
-------------------------------------------------------------------------------------------------------------------
JEFFREY E. KELTER....... 2001   325,000      195,000(4)   13,200(5)        550,000           --        16,763(6)
   President and Chief   2000   325,000      125,000     198,912(7)            --       150,750(8)      2,625(9)
   Executive Officer     1999   240,885      353,000      12,100(5)            --            --         2,500(9)

ROBERT F. SAVAGE, JR.... 2001   250,000      150,000(4)   12,000(10)       450,000           --         2,935(11)
   Executive Vice        2000    24,097(12)       --       1,000(10)           --       100,000(13)        --
   President and Chief   1999        --           --          --               --            --            --
   Operating Officer

JOHN B. BEGIER.......... 2001   240,000      134,400(4)    6,000(10)       375,000           --         3,350(14)
   Executive Vice        2000   215,000      125,000       6,000(10)           --       150,750(8)      2,625(9)
   President and Chief   1999   155,000      200,000     296,884(15)           --            --         2,500(9)
   Investment Officer

TIMOTHY A. PETERSON..... 2001   240,000       52,800(4)   39,333(16)       125,000           --         3,650(17)
  Executive Vice         2000   236,500       60,000      39,333(16)           --        75,375(8)      2,625(9)
  President - Corporate  1999   210,000      140,000     103,163(18)           --            --         2,500(9)
  Strategy and New
  Business Initiatives

STEPHEN J. BUTTE........ 2001   195,000       62,400(4)    6,000(10)       100,000           --         3,650(17)
  Senior Vice            2000   195,000       50,000       6,000(10)           --        33,500(8)      2,625(9)
  President - Asset      1999   155,000      140,000      28,785(15)           --            --         2,500(9)
  Management

-----------------------------
(1) Includes cash bonuses paid in the fiscal year following the fiscal year for which they were earned.

(2) Restricted shares were granted at $13.10 per share and vest over a seven-year period in the case of Messrs. Kelter, Savage, and Begier and over a five-year period in the case of Messrs. Peterson and Butte. The price was based on the historical average market price of the Common Shares at the date of grant as determined by the Compensation Committee of the Board of Trustees. Sixty percent (60%) of the award will be subject to forfeiture unless the Company's total return to shareholders, consisting of share price appreciation or depreciation plus dividends and other distributions to shareholders ("TRS"), is greater than the mean TRS of a group of peer REITs as selected by the Compensation Committee. The TRS measurement will be made on both an annual and cumulative basis. These restricted shares pay dividends as declared payable by the Board of Trustees at the prevailing dividend rate payable to all shareholders of the Company.

(3) Does not include shares acquired by executives through recourse loan programs approved by the Compensation Committee of the Board of Trustees. For a discussion of such shares, please refer to "Other" on pages
     20-21 hereof.

(4) Bonuses for 2001 are payable in equal annual installments over three years. The first installment was paid on February 14, 2002. The second installment will be paid in January 2003, provided that the executive officer is employed by the Company on December 31, 2002. The third and final installment will be paid in January 2004, provided that the executive officer is employed by the Company on December 31, 2003.

(5) Consists of lease payments for an automobile leased by the Company for Mr. Kelter's use.

(6) Consists of $8,150 for life insurance premiums, $5,988 for supplemental disability insurance premiums, and $2,625 for matching contributions to the Company's 401(k) Savings and Retirement Plan (the "401(k) Match").

(7) Includes $185,712 in forgiveness of indebtedness to purchase Common Shares of the Company and $13,200 in lease payments for an automobile leased by the Company for Mr. Kelter's use.

(8) Options were granted at $12.83 per share. One-third of the options vest on each of the first three anniversaries of the date of grant.

(9)  Consists of the 401(k) Match.

(10) Consists of an automobile allowance.

(11) Consists of $2,935 for life insurance premiums and $1,474 for a health insurance opt-out payment.

(12) Mr. Savage was hired in November 2000 at an annual salary of $250,000.

(13) Options were granted at $12.83 per share. One-third of the options vest on each of the date of grant and the first two anniversaries thereof.

(14) Consists of $2,625 for the 401(k) Match and $725 for life insurance premiums.

(15) Consists of transaction-based compensation paid by the Management Company under an arrangement that was terminated effective December 31, 1999.

(16) Includes $33,333 in forgiveness of indebtedness to purchase Common Shares of the Company and a $6,000 automobile allowance.

(17) Consists of $2,625 for the 401(k) Match and $1,025 for life insurance premiums.

(18) Includes $33,333 in forgiveness of indebtedness to purchase Common Shares of the Company, tax equalization payments of $12,373 for reimbursement of relocation expenses, $53,000 in relocation expenses and a $4,457 automobile allowance.

STOCK OPTIONS

     No options were granted to the Company's Chief Executive Officer or the other named executive officers for 2001. In addition, none of the executive officers exercised any stock options.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth information related to exercised and unexercised options held by the Company's Chief Executive Officer and each of the other named executive officers at December 31, 2001.

              AGGREGATED OPTION EXERCISES IN LAST CALENDAR YEAR AND
                         CALENDAR YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                                UNEXERCISED             IN-THE-MONEY OPTIONS AT
                         SHARES                        OPTIONS AT FISCAL YEAR-END(#)      FISCAL YEAR-END($)(a)
                       ACQUIRED ON       VALUE        -------------------------------   ---------------------------
NAME                   EXERCISE (#)    REALIZED        EXERCISABLE      UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ------------    --------        -----------      -------------   -----------   -------------
Jeffrey E. Kelter           --            --               --              150,750          --           39,195
Robert F. Savage, Jr.       --            --             33,334             66,666         8,667         17,333
John B. Begier              --            --             87,500            165,750          --           39,195
Timothy A. Peterson         --            --             90,000             75,375          --           19,597
Stephen J. Butte            --            --             72,500             48,500          --            8,710

-----------
(a) Based on the NYSE closing price for the last business day of the fiscal year ($13.09).

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Kelter, Savage, Begier, Peterson, Butte and Lee. The month in which each agreement expires is as follows: June 2002 for Messrs. Begier, Butte and Lee, December 2002 for Mr. Peterson, June 2003 for Mr. Kelter and November 2003 for Mr. Savage. Each agreement is subject to automatic successive one-year renewals thereafter until terminated by either party. Each agreement provides for a minimum annual base salary that may be increased (but not decreased) from time to time by the Board of Trustees, plus such additional compensation as may be awarded from time to time by the Board of Trustees.

     The agreement with Mr. Savage provides that he is entitled to receive a minimum bonus of $150,000 for 2001, plus options with respect to 100,000 Common Shares, with one-third of such options to vest upon the date of grant and each succeeding anniversary thereof. Mr. Savage's 2001 bonus is being paid in equal annual installments over three years. In addition, under his agreement the Company loaned Mr. Savage $1,283,000 on an interest-free, recourse basis in order to enable him to purchase 100,000 Common Shares. Under the original terms of the loan, one-fifth of the loan was to be forgiven each year, beginning in 2003, if he was employed by the Company at such time. However, in 2001 the terms of the loan were modified to provide that, beginning in 2004, one-eighth of the loan will be forgiven each year, if he is employed by the Company at such time.

     Under an employment agreement dated August 15, 1998, the Company loaned Mr. Peterson $392,600 on an interest-free, recourse basis in order to enable him to purchase 25,000 Common Shares. A portion of the loan, equal to $33,333.33, was forgiven on each of the first three anniversaries of his date of employment. The Company also agreed to reimburse Mr. Peterson for certain relocation costs. The agreement expired in September 2001 and was replaced by a new employment agreement with Mr. Peterson effective as of October 2001. In March 2002, the Compensation Committee of the Board of Trustees approved a modification of the loan to provide that, beginning in 2004, one-fifth of the loan will be forgiven each year, if he is employed by the Company at such time.

     The agreement with each executive officer provides that in the event of termination upon death or disability, termination without cause or involuntary termination (as such terms are defined in the agreements), he shall be entitled to receive a lump sum payment equal to his target bonus for the year in which the termination occurs, prorated through the effective date of termination, and, in the case of Mr. Kelter, in the event of termination upon death or disability all loans made by the Company to purchase Common Shares shall be forgiven. In the event of termination without cause or involuntary termination in the absence of a change in control, each executive officer shall be entitled to receive a lump-sum payment equal to three times (in the case of Messrs. Kelter and Savage) or one times (in the case of the other executive officers) the sum of his base salary and prior year's bonus, and all loans made by the Company to purchase Common Shares shall be forgiven. In the event of a change in control (as defined in the agreements), each of Messrs. Kelter and Savage shall be entitled to receive a lump-sum payment equal to three times his annual compensation (as calculated in accordance with his agreement), and in the event of termination without cause or involuntary termination following a change in control, each of the other executive officers shall be entitled to receive a lump-sum payment equal to two times his annual compensation (as calculated in accordance with his agreement).

     Each agreement also restricts the executive officer from engaging in certain activities in competition with the Company during the term of the agreement and for a period of two years (in the case of Messrs. Kelter and Savage) or one year (in the case of the other executive officers), as applicable, after the termination of his employment.

OTHER

     1999 STOCK PURCHASE LOAN TO MR. KELTER. In April 1999, the Company issued 100,000 Common Shares to Mr. Kelter in return for an interest-free recourse promissory demand note in the amount of $1.3 million. The purchase price of $13 per share represented the market price of the Common Shares on the date of the grant by the Compensation Committee. Under the original terms of the loan, one-seventh of the loan was to be forgiven each year, beginning in 2000. However, in 2001 the terms of the loan were modified to provide that, beginning in 2004, one-eighth of the remaining outstanding balance of the loan will be forgiven each year, if he is employed by the Company at such time. In addition, the loan will be forgiven if Mr. Kelter is no longer employed by the Company after a change of control of the Company. If Mr. Kelter's employment is terminated for any reason other than a change of control, Mr. Kelter must repay the loan or surrender Common Shares to the Company (at a value of $13 per share) sufficient to repay the outstanding principal balance of the note. The Company granted certain registration rights to Mr. Kelter.

     1999 STOCK PURCHASE LOANS. In 1999, First Union National Bank ("First Union") made approximately $700,000 in loans (the "1999 Loans") to certain executives and other employees. The 1999 Loans, which were guaranteed by the Company, were used by the executives and employees to purchase Common Shares. The 1999 Loans are evidenced by recourse promissory notes from the executives and employees to First Union. Under the current terms of the notes, interest accrues on the loans at the rate of one percentage point less than the First Union prime rate in effect from time to time, and the loans mature in 2003. In March 2002, the Compensation Committee of the Board of Trustees approved the assumption of the 1999 Loans by the Company, and the modification of the terms of the 1999 Loans, in exchange for the executives' and employees' consent to certain modifications of the 2001 Loans (as defined in the next succeeding paragraph). As modified, the 1999 Loans (i) will bear interest at the Applicable Federal Rate in effect for the term of the loans at the time of the assumption of the loans by the Company, (ii) will mature in 2010 (iii) and will be forgivable by the Company over a five-year period beginning with 2004. In addition, the loans will be forgiven after the occurrence of a change of control of the Company. If the executives' or employees' employment is terminated for any reason other than a change of control, such executives or employees must repay the loans or surrender a sufficient number of Common Shares to the Company in order to repay the outstanding principal balance of the loans.

     2000 STOCK PURCHASE LOANS. In 2000, the Company issued an aggregate of 211,660 Common Shares to certain executives and other employees in return for promissory notes in the aggregate amount of approximately $2.7 million pursuant to an executive loan program approved by the Compensation Committee on April 18, 2000 (the "2000 Loans"). The purchase price of $12.839 per share was based on the historical average market price of the Common Shares at the date on which the 2000 Loans were made as determined by the Compensation Committee. The promissory notes are interest-free recourse demand notes. Under the original terms of the 2000 Loans, the loans were forgivable by the Company over a five-year period beginning with the third year after the date of the notes. However, in 2001 the terms of the 2000 Loans were modified to provide that the loans are forgivable by the Company over a five-year period beginning with the fifth year after the date of the notes. The promissory notes will be forgiven after the occurrence of a change of control. If the executives' or employees' employment is terminated for any reason other than a change of control, such executives or employees must repay the loan or surrender Common Shares to the Company (at a value of $12.839 per share) sufficient to repay the outstanding principal balance of the promissory note.

     2001 STOCK PURCHASE LOANS. In April 2001, as part of the Company's long-term incentive compensation awards for 2000, the Company issued an aggregate of 56,213 Common Shares to certain executives and other employees in return for promissory notes in the aggregate amount of approximately $721,000 pursuant to an executive loan program approved by the Compensation Committee of the Board of Trustees on April 16, 2001 (the "2001 Loans"). The purchase price of $12.83 per share was based on the historical average market price of the Common Shares as determined by the Compensation Committee. The promissory notes accrue interest at the rate of 4.94%, the Applicable Federal Rate in effect for the term of the notes at the time the 2001 Loans were made. The notes are recourse demand notes which are forgivable by the Company over a five-year period beginning with the third year after the date thereof. In addition, the promissory notes will be forgiven in the event of termination of employment within two years after the occurrence of a change of control. If the executives' or employees' employment is terminated for any reason other than within two years after a change of control, such executives or employees must repay the loan or surrender Common Shares to the Company (at a value of $12.83 per share) sufficient to repay the outstanding principal balance of the promissory note.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, the members of the Compensation Committee included Messrs. Moody, Callaghan, Eilian, McBride, and James R. Mulvihill. Mr. Mulvihill retired from the Board of Trustees on June 7, 2001. No member of the Compensation Committee is an employee of the Company. No executive officer of the Company serves as a director, trustee or member of the compensation committee of any entity that has one or more executive officers serving as a trustee of the Company.

                        REPORT OF COMPENSATION COMMITTEE

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, INCLUDING PREVIOUS FILINGS THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS REPORT AND THE PERFORMANCE GRAPH FOLLOWING IT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Trustees is currently comprised of three independent non-employee trustees, Messrs. Moody, Callaghan and Eilian. The Compensation Committee is responsible for administering the policies which govern the Company's executive compensation.

OBJECTIVES OF EXECUTIVE COMPENSATION

     The Compensation Committee strives to provide the proper incentives to management to maximize the Company's performance and to attract, retain and motivate talented executives in order to serve the best interests of its shareholders. The Compensation Committee utilizes a pay-for-performance philosophy which focuses on annual and long-term incentive awards. In establishing compensation for executive officers the Compensation Committee considers industry data, the recommendations of third-party consultants and the Company's financial performance and industry position.

     The Compensation Committee based compensation levels for each executive on a number of factors, including:

     o the Company's Total Return to Shareholders ("TRS") during 2001. The Company's TRS consists of share price appreciation or depreciation plus dividends and other distributions to shareholders.

     o the growth in the Company's net asset value, funds from operations per share, earnings per share, and the progress in the Company's capital recycling program during 2001;

     o compensation levels of executive officers of other real estate investment trusts comparable to the Company, based in part on a compensation study prepared by Schonbraun Safris McCann Bekritsky & Co., L.L.C.;

     o the impact of compensation arrangements on the Company's earnings and funds from operations; and

     o individual and functional performance based on both qualitative and quantitative factors.

     The Compensation Committee did not rank separately the importance of each of those factors and did not follow a formula in arriving at the compensation arrangements that were approved.

BASE SALARIES

     The Compensation Committee takes into account competitive market practices, individual performance and each executive's role and responsibility within the organization when establishing base salary levels. In setting salary levels the Compensation Committee compares the base salaries of the Company's executives to the base salaries of executive officers of other publicly-held REITs of comparable size and asset focus.

ANNUAL INCENTIVES

     The Company awards executives officers and employees with annual incentive cash bonus awards which are based on both the Company's and individual's performance. Performance goals are established annually and link the key functions of the Company to the Company's overall financial and strategic objectives. The Compensation Committee meets prior to the beginning of each fiscal year to establish base salary and performance targets for the upcoming year and meets again at the beginning of each year to review performance and approve incentive awards for the preceding fiscal year.

LONG-TERM INCENTIVES

     To align the financial interests of the executive officers and managers with those of shareholders, the Compensation Committee endeavors to facilitate equity ownership among executives and managers. The Compensation Committee grants stock options, restricted stock, other incentive awards to the executive officers under the Company's Amended and Restated 1993 Omnibus Incentive Plan (the "Omnibus Plan"). Stock-based awards are granted at the fair market value of the Common Shares at the date of grant to ensure that executive officers can only be rewarded for appreciation in the price of the Common Shares when the Company's shareholders are similarly benefited. The Compensation Committee determines those executive officers who will receive incentive award grants and the size of such awards.

     The Company has also granted certain interest-bearing and non-interest-bearing loans to certain executive officers of the Company, and has agreed to guarantee loans obtained by certain executive officers of the Company, in order for these executive officers to acquire the Company's Common Shares. Such loans and guarantees are granted to provide incentive to improve shareholder value over the long term and to encourage and promote executive share ownership.

COMPENSATION OF PRESIDENT AND CEO

     The salary paid to Mr. Kelter, the Company's President and Chief Executive Officer, in 2001 was set by his employment agreement and modified by the Compensation Committee. The compensation of Mr. Kelter was based on a number of factors, including: (i) the Company's TRS during 2001; (ii) growth in the Company's net asset value, funds from operations per share, earnings per share, and the progress in the Company's capital recycling program during 2001; (iii) compensation levels of chief executive officers of other office and industrial real estate investment trusts of comparable size to the Company, based in part on a compensation study prepared by Schonbraun Safris McCann Bekritsky & Co. L.L.C.; and (iv) the impact of compensation arrangements on the Company's earnings and funds from operations. The Compensation Committee did not separately rank the importance of each of those factors and did not follow a formula in arriving at the compensation arrangements that were approved.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation meets certain "performance-based" requirements. The Company does not expect any compensation in excess of the Section 162(m) limitations to be paid in the foreseeable future, and has generally not endeavored to structure compensation to be eligible for an exemption under Section 162(m). However, option grants under the Omnibus Plan have generally been structured with the intent that such grants be qualified for an exemption from Section 162(m).

     The Compensation Committee believes that it has designed and implemented a compensation structure which provides appropriate awards and incentives for the Company's executive officers as they work to sustain and improve the Company's overall performance.

     Submitted by the Compensation Committee:

     John S. Moody, Chair

     Donald E. Callaghan

     Jonathan D. Eilian

SHARE PRICE PERFORMANCE GRAPH

     The graph set forth below compares, for the period from January 1, 1997 through December 31, 2001, the cumulative total return to holders of Common Shares with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index ("NAREIT Index"), an index of equity REITS which includes the Company. Total return values for the S&P 500, the NAREIT Index and the Common Shares were calculated based on cumulative total return assuming the investment of $100 on January 1, 1997, and assuming reinvestment of dividends. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any stockholder with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the NAREIT Index and the S&P 500 Index was provided to the Company by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           AMONG THE COMPANY, THE S&P 500 INDEX AND THE NAREIT INDEX*



                                                      1996        1997       1998        1999      2000      2001
                                                      ----        ----       ----        ----      ----      ----
KEYSTONE PROPERTY TRUST.......................       100.00     236.06      207.08      214.12     192.53   217.42
S&P 500.......................................       100.00     133.36      171.48      207.56     188.66   166.24
NAREIT INDEX..................................       100.00     120.26       99.21       94.63     119.58   136.24

-----------
* The NAREIT Index (consisting of 151 REITs with a total market capitalization of approximately $147.1 billion at December 31, 2001) is maintained by the National Association of Real Estate Investment Trusts, Inc., is published monthly, and is based on the last closing prices of the preceding month.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of April 16, 2002, information with respect to each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Shares as well as Common Shares and shares of Convertible Preferred Stock beneficially owned by all trustees, trustee nominees and executive officers of the Company and all trustees, trustee nominees and executive officers of the Company as a group. The table also includes the number of OP Units and preferred units of limited partnership of the Operating Partnership ("Preferred Units") owned as of April 16, 2002 by such persons. Any owner of OP Units may convert its OP Units into Common Shares or, at the election of the Company, the cash equivalent. As of April 16, 2002, the Company had 18,623,383 Common Shares outstanding, not including 6,331,705 shares reserved for issuance upon conversion of OP Units, 454,545 shares reserved for issuance upon conversion of Series B Convertible Preferred Units ("Series B Units"), 2,601,508 shares reserved for issuance upon conversion of Series C Convertible Preferred Units ("Series C Units"), 682,879 shares reserved for issuance upon conversion of Series D Convertible Preferred Units ("Series D Units"), 1,212,121 shares reserved for issuance upon conversion of outstanding shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Shares"), 1,269,841 shares reserved for issuance upon conversion of outstanding shares of Series C Convertible Preferred Stock, par value $.001 per share ("Series C Preferred Shares"), and 1,364,187 shares reserved for issuance upon conversion of outstanding options.

                                                                                                  PERCENTAGE OF
                                                                                                  COMMON SHARES
                                                                  AMOUNT AND NATURE OF             BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          BENEFICIAL OWNERSHIP(2)             OWNED(2)
---------------------------------------                         ------------------------          ------------
Jeffrey E. Kelter........................................             1,300,016(3)                    6.79%

David F. McBride.........................................               323,755(4)                    1.72%

Francesco Galesi.........................................               559,946(5)                    2.93%

Michael J. Falcone.......................................               295,842(6)                    1.56%

Scott H. Rechler.........................................               108,513(7)                      *

John S. Moody............................................                31,257                         *

David M. Sherman.........................................                16,718(8)                      *

Donald E. Callaghan......................................                12,757(9)                      *

Jonathan D. Eilian.......................................                 1,333                         *

Rodney Berens............................................                51,000(10)                     *

Robert F. Savage, Jr.....................................               258,708(11)                   1.38%

John B. Begier...........................................               262,559(12)                   1.40%


                                       25

                                                                                                  PERCENTAGE OF
                                                                                                  COMMON SHARES
                                                                  AMOUNT AND NATURE OF             BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          BENEFICIAL OWNERSHIP(2)             OWNED(2)
---------------------------------------                         ------------------------          ------------
Timothy A. Peterson......................................               186,508(13)                   1.00%

Stephen J. Butte.........................................               139,028(14)                     *

Teachers Insurance and Annuity Association...............             1,809,220(15)                   9.55%
730 Third Avenue
New York, NY 10017

Morgan Stanley Dean Witter & Co. ........................             1,100,320(16)                   5.91%
1585 Broadway
New York, NY 10036

Stichting Pensioenfonds ABP..............................             1,064,280(17)                   5.71%
Oude Lindestraat 70
Postbus 2889
6401 DL Heerlen
The Netherlands

All Executive Officers, Trustees and Trustee Nominees as              3,547,941                      17.25%
  a group (14 persons)...................................

-----------
*    Less than 1%.

(1) Unless otherwise noted, the address for each of the persons listed is c/o Keystone Property Trust, 200 Four Falls Corporate Center, Suite 208, West Conshohocken, PA 19428.

(2) Includes Common Shares issuable upon the conversion or exchange of Convertible Preferred Stock, OP Units or Preferred Units, or the exercise of stock options, in each such case within 60 days after April 16, 2002. Each beneficial owner's percentage of ownership was determined by assuming that all such Convertible Preferred Units, OP Units, Preferred Units and stock options have been converted, exchanged or exercised, as applicable, by such person but not by any other person.

(3) Includes 473,244 OP Units owned directly by Mr. Kelter, 816 OP Units owned beneficially through a corporation in which Mr. Kelter is the sole shareholder, and 50,250 Common Shares issuable pursuant to stock options exercisable within 60 days of April 16, 2002.

(4) Includes 1,031 Common Shares owned by a limited liability corporation in which Mr. McBride has an ownership interest and 101 Common Shares owned by a trust, in the name of Mr. McBride's deceased father, for which Mr. McBride is a trustee. Also includes 46,379 OP Units owned directly by Mr. McBride, 133,254 OP Units beneficially owned through ownership interests in various limited partnerships and corporations in which Mr. McBride has an interest, and 3,791 OP Units owned by a trust in the name of Mr. McBride's deceased father for which Mr. McBride is a trustee.

(5) Includes 68,966 Common Shares owned by an employees' pension plan and trust for a corporation of which Mr. Galesi is the sole shareholder. Mr. Galesi expressly disclaims any beneficial ownership of any Common Shares not directly owned by him. Also includes 484,677 OP Units, all of which are held through various corporations in which Mr. Galesi owns a controlling interest.

(6) Includes 117,557 OP Units owned directly by Mr. Falcone and 5,391 OP Units beneficially owned through a limited partnership interest in Pioneer Partners I, L.P. Also includes 167,170 Common Shares issuable upon conversion of 108,222 Series D Units owned by Mr. Falcone and 2,110 Series D Units beneficially owned through a limited partnership interest in Pioneer Properties Company of Syracuse. The Series D Units have a conversion price of $16.50 per unit.

(7) Includes 103,878 Common Shares issued to Reckson Morris Industrial Trust, which has been merged into Reckson Operating Partnership, L.P. ("ROP"). Mr. Rechler is an executive officer of Reckson Associates Realty Corp., the general partner of ROP and, as a result of such affiliation, may be deemed to have shared voting power and dispositive power over such Common Shares; however, Mr. Rechler expressly disclaims any beneficial ownership of any Common Shares not directly owned by him.

(8) Includes 3,000 Common Shares held in an individual retirement account for the benefit of Mr. Sherman and 10,000 Common Shares issuable pursuant to stock options exercisable within 60 days of April 16, 2002.

(9) Includes 4,000 Common Shares held in an individual retirement account for the benefit of Mr. Callaghan.

(10) Includes 16,000 Common Shares owned by Mr. Berens' children. Mr. Berens expressly disclaims any beneficial ownership of any Common Shares not directly owned by him.

(11) Includes 22,394 OP Units and 66,667 Common Shares issuable pursuant to stock options exercisable within 60 days of April 16, 2002.

(12) Includes 20,764 OP Units and 137,750 Common Shares issuable pursuant to stock options exercisable within 60 days of April 16, 2002.

(13) Includes 115,125 Common Shares issuable pursuant to stock options exercisable within 60 days of April 16, 2002.

(14) Includes 6,496 OP Units and 83,667 Common Shares issuable pursuant to stock options exercisable within 60 days of April 16, 2002.

(15) Includes 1,491,760 Common Shares based on information disclosed in a
     Schedule 13G filed February 14, 2002 and 317,460 Common Shares issuable upon conversion of 200,000 Series C Preferred Shares which have a conversion price of $15.75 per share.

(16) Based on information disclosed in a Schedule 13G dated January 31, 2002.

(17) Based on information disclosed in an Amendment to Schedule 13D filed February 8, 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     PURCHASES OF COMMON SHARES AND OP UNITS. On April 16, 2001, the Company and Crescent Real Estate Equities Limited Partnership ("Crescent") executed a stock purchase agreement whereby the Company agreed to purchase from Crescent 1,693,471 Common Shares and 765,807 OP Units, together representing all of Crescent's interests in the Company, for an aggregate purchase price of approximately $30.1 million. The purchase price was determined through an arm's-length negotiation between the Company and Crescent. David M. Sherman, a trustee of the Company, is also a member of the board of trust managers of Crescent. Mr. Sherman abstained from the approval and ratification of the transaction by the Board of Trustees of the Company. The Company purchased all of the OP Units and 486,450 of the Common Shares on April 27, 2001 and purchased the remainder of the Common Shares on May 1, 2001.

     On August 21, 2001, the Company and Reckson Operating Partnership, L.P. and Reckson Construction Group, Inc., affiliates of Reckson Associates Realty Corp. ("Reckson"), executed a stock purchase agreement whereby the Company agreed to purchase from the Reckson affiliates 2,500,000 Common Shares for an aggregate purchase price of approximately $35.7 million. The purchase price was determined through an arm's-length negotiation between the Company and Reckson. Scott H. Rechler, a trustee of the Company, is Co-Chief Executive Officer and a director of Reckson. Mr. Rechler abstained from the approval and ratification of the transaction by the Board of Trustees of the Company. The Company purchased all of the Common Shares on August 27, 2001.

     On September 6, 2001, the Company and Equinox Entities, Inc., Northeastern Industrial Park, Inc. and Eastwick Development Corporation (collectively, the "Galesi Affiliates") executed a stock purchase agreement whereby the Company agreed to purchase from the Galesi Affiliates 375,000 Common Shares for an aggregate purchase price of approximately $4.8 million. The purchase price was determined through an arm's-length negotiation between the Company and the Galesi Affiliates. Francesco Galesi, a trustee of the Company, is an officer and shareholder of the Galesi Affiliates. Mr. Galesi abstained from the approval and ratification of the transaction by the Board of Trustees of the Company. The Company purchased all of the Common Shares on September 7, 2001.

     MORRIS TRANSACTION. In 1999 and 2000 the Company acquired certain entities owning 28 industrial facilities in New Jersey for a purchase price of approximately $300.0 million. These entities were affiliated with Joseph D. Morris, a former trustee of the Company. Mr. Morris retired from the Board of Trustees on June 7, 2001. As part of the transaction, the Company loaned an affiliate of Mr. Morris $787,000 in 1999. This loan requires monthly interest payments at prime plus 1% and had an original maturity date of October 2001. In September 2001, the terms of this loan were amended to provide for forgiveness of a portion of this loan by the Company. During 2001, the Morris affiliate repaid $287,000 of this loan and the remaining principal balance of $500,000 will be forgiven and reduced by approximately $167,000 annually over a three year period.

     Certain affiliates of Mr. Morris have received equity interests in certain entities which are controlled by the Company as consideration for development fees which the Company is required to pay in accordance with the terms of the Morris transaction. In addition, in 2001, the Company paid a fee of approximately $3.0 million to an affiliate of Mr. Morris and certain unitholders of the Operating Partnership for services provided in connection with the sale of a property owned by the Company.

     PURCHASE OF AN INTEREST IN A LIMITED PARTNERSHIP. In December 1999, the Company acquired an 89% interest (and escrowed OP Units to purchase the remaining 11%) in a limited partnership which owns a 407,100 square foot industrial building in Carlisle, Pennsylvania. Jeffrey E. Kelter was the general partner and certain other employees, including John B. Begier, Stephen J. Butte and Charles C. Lee, Jr., executive officers of the Company, were limited partners in this limited partnership prior to the Company acquiring the limited partnership. After the Company's acquisition of the 89% ownership interest, Mr. Kelter and certain other employees, including Messrs. Begier, Butte and Lee, remain as limited partners. The purchase price for this building was $16 million and the consideration consisted of $14.6 million in cash and $1.4 million in OP Units in the Operating Partnership at a price of $15.26, which was the 30-day average price of the Company's Common Shares prior to the acquisition date.

     ISSUANCES OF COMMON SHARES TO TRUSTEES IN LIEU OF FEES. Messrs. Callaghan, Eilian, Falcone, Galesi, McBride, Moody, Morris, Mulvihill, Platt, Rechler, and Sherman (collectively, the "2001 Trustee Holders") received 18,206 Common Shares in the aggregate in the fourth quarter of 2001 and the first quarter of 2002, as compensation for services provided by them to the Company in their capacity as members of the Board of Trustees during 2001. Under registration rights agreements dated as of January 16, 2002 (in the case of Messrs. Callaghan, Eilian, Falcone, Galesi, Moody, Morris, Mulvihill, Platt, Rechler, and Sherman) and March 11, 2002 (in the case of Mr. McBride), the Company agreed to register the Common Shares within six months from the dates of the respective agreements and the 2001 Trustee Holders agreed not to sell their Common Shares for a period of one year from the dates of the respective agreements.

     Messrs. Falcone, Galesi, Mulvihill, Platt, Rechler, Sherman, David H. Lesser and Joseph D. Morris (collectively, the "2000 Trustee Holders") received 17,330 Common Shares in the aggregate in January 2001, as compensation for services provided by them to the Company in their capacity as members of the Board of Trustees during the fourth quarter of 1999 and all of 2000. Mr. Lesser retired from the Board of Trustees on June 1, 2000. Under registration rights agreements dated January 15, 2001, the Company agreed to register the Common Shares within six months from the date of such agreements, and the 2000 Trustee Holders agreed not to sell their Common Shares for a period of one year from the date of such agreements.

     LEASES. The Company leases approximately 17,575 square feet to a company in which Mr. Falcone serves as Chairman. As of December 31, 2001, the annual aggregate base rental revenue for this lease was approximately $242,000. The Company leases approximately 73,000 square feet to a company in which Mr. Galesi is an executive officer and a beneficial owner. As of December 31, 2001, the annual aggregate base rental revenue for this lease was approximately $482,000.

     PAYMENTS FOR SERVICES TO AFFILIATES OF TRUSTEES. In 2001, the Company incurred costs of approximately $344,000 for building improvements, $156,000 for leasing commissions and $61,000 for repair, maintenance, and other costs to companies in which Mr. Falcone is an officer and shareholder. In 2001, the Company incurred costs of approximately $250,000 for repair, maintenance and other costs to a company in which Mr. Galesi is an officer and shareholder. In 2001, the Company incurred costs of approximately $17,000 for building improvements and $504,000 for repair, maintenance and other costs to companies in which Mr. Morris is an office and shareholder.

     LOAN GUARANTEES. Certain limited partners of the Operating Partnership, which include certain trustees and entities in which certain trustees have an ownership interest, have guaranteed certain mortgage loans to the Operating Partnership and its affiliates as of December 31, 2001. These guarantors include the following current and former trustees (and their affiliates) in the following amounts: Joseph D. Morris -- $15.0 million; Michael J.
Falcone -- $2.4 million; and Jeffrey E. Kelter -- $1.0 million.

     MANAGEMENT COMPANY. Through the Operating Partnership's 100% ownership of the preferred stock of Keystone Realty Services, Inc., (the "Management Company"), the Operating Partnership is entitled to receive 95% of the amounts paid as dividends by the Management Company. The remaining amounts paid as dividends by the Management Company are paid to the holders of common stock of the Management Company. Mr. Kelter owns 40% of the common stock of the Management Company, and Mr. McBride and certain members of his family own 30% of the common stock of the Management Company. To date, the Management Company has not declared or paid any dividends. In 2001, the Management Company received approximately $460,000 in fees as a result of services provided to a joint venture in which the Company has a minority interest. In addition, the Management Company manages one property which is owned by an entity in which Mr. Kelter has a general partnership interest.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires trustees and executive officers of the Company and persons, or "groups" of persons, who own more than 10% of a registered class of the Company's equity securities (collectively, "Covered Persons") to file with the Securities and Exchange Commission and the NYSE, within specified time periods, initial reports of beneficial ownership, and subsequent reports of changes in ownership, of certain equity securities of the Company. Based solely on its review of copies of such reports furnished to it and upon written representations of Covered Persons that no other reports were required, the Company believes that all such filing requirements applicable to Covered Persons with respect to 2001 have been complied with on a timely basis, other than the failure of Mr. Falcone to file a Form 4 with respect to his purchase of 2,000 Common Shares in April 2001.

                              INDEPENDENT AUDITORS

     It is not the Company's practice to submit to shareholders a proposal for the selection or ratification of the Company's independent certified public accountants, and no such proposal is submitted hereby. The Board of Trustees has selected Arthur Andersen LLP as the Company's independent auditors for 2001. The Company expects representatives of that firm to be present at the Meeting. They will be given an opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions. The Audit Committee is closely monitoring current developments regarding Arthur Andersen LLP and will recommend to the Board of Trustees the appointment of a new independent auditor for 2002 if appropriate.

FEE DISCLOSURE

     AUDIT FEES. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $170,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. Arthur Andersen LLP did not provide any information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

     ALL OTHER FEES. The aggregate fees billed by Arthur Andersen LLP for all other services rendered to the Company for the fiscal year ended December 31, 2001 were $377,000. These services and the related fees billed for these services were as follows:

         Tax return planning and preparation                    $275,000

         Attestation services for public filings                  80,000

         Other audit services                                     22,000
                                                                --------
                                                                $377,000
                                                                ========

                             SOLICITATION OF PROXIES

     The cost of soliciting the proxies will be paid by the Company. Trustees, officers and employees of the Company may solicit proxies in person, or by mail, telephone, electronic mail or otherwise, but no such person will be compensated for such services. The Company will request banks, brokers and other nominees and fiduciaries to forward proxy materials to beneficial owners of Common Shares held of record by them and will, upon request, reimburse them for their reasonable out-of-pocket expenses in so doing.

                              SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy material for the 2003 Annual Meeting of Shareholders, shareholders' proposals to take action at such meeting must comply with applicable Securities and Exchange Commission rules and regulations and must be received by the Secretary of the Company at its principal executive offices set forth above no later than January 1, 2003. In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or submit any other matter to a vote at a meeting of shareholders (other than a shareholder proposal included in the Company's proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended), must comply with the advance notice provisions and other requirements of the Company's By-laws (i.e., delivery of such proposal to the Secretary of the Company at the address herein indicated not before March 8, 2003 and not later than April 7, 2003) which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of the Company upon request.

                           ANNUAL REPORT ON FORM 10-K

     The Company's 2001 Annual Report on Form 10-K is hereby incorporated by reference into this proxy statement. Upon request, the Company will furnish free of charge to record and beneficial owners of its Common Shares a copy of the Form 10-K (including financial statements and schedules but without exhibits). Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable charge. All requests should be directed to the Secretary of the Company at the address and telephone number of the Company's principal office set forth above.

                                  OTHER MATTERS

     A copy of the Company's 2001 Annual Report to Shareholders is enclosed but is not to be regarded as proxy solicitation material.

     At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                                             By Order of the Board of Trustees,


                                             Saul A. Behar
                                             Secretary

Dated: April 30, 2002

                                    EXHIBIT A

                   PROPOSED AMENDMENTS TO DECLARATION OF TRUST

The beginning of Sections 4.14(a) and 4.14(a)(1) are amended to read in their entirety as follows:

     "(a) Subject to Section 4.14(a)(10) hereof:

               (1) During the period commencing on the Initial Date and prior to the Restriction Termination Date:"

Section 4.14(a)(5) is amended to read in its entirety as follows:

     "Nothing contained in this Section 4.14(a) shall limit the authority of the Board of Trustees of the Trust to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT, so long as such action does not prohibit the settlement of any transaction entered into through the facilities of the NYSE, AMEX or any other national securities exchange or automated inter-dealer quotation system."

Section 4.14(a)(10) is amended to read in its entirety as follows:

     "Nothing contained in this Section 4.14 hereof or in any provision hereof shall prohibit the settlement of any transaction entered into through the facilities of the NYSE, AMEX or any other national securities exchange or automated inter-dealer quotation system. The immediately preceding sentence shall not limit the authority of the Board of Trustees of the Company to take any and all actions it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT, so long as such action does not prohibit the settlement of any transaction entered into through the facilities of the NYSE, AMEX or any other national securities exchange or automated inter-dealer quotation system."

The beginning of Section 4.14(a)(11) is amended to delete the words "Subject to
Section 4.14(a)(10) hereof,"

Section 8.1 is amended to add the following as a new subsection (ap):

     "(ap) NYSE. The term "NYSE" shall mean the New York Stock Exchange, Inc."

                             KEYSTONE PROPERTY TRUST
                   200 FOUR FALLS CORPORATE CENTER, SUITE 208
                           WEST CONSHOHOCKEN, PA 19428

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 6, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned, revoking all previous proxies, hereby appoints Jeffrey E. Kelter, David F. McBride and Saul A. Behar, or any of them, as proxies, each with full power of substitution and all of the powers which the undersigned would possess if present in person, and hereby authorizes them to represent and vote all of the common shares of Keystone Property Trust (the "Company") registered in the name of the undersigned on April 16, 2002 as designated on the reverse side of this proxy and, in their discretion, on all other matters which may properly come before the Annual Meeting of Shareholders of the Company to be held on June 6, 2002, and at any adjournment or postponement thereof.

     THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR TRUSTEE LISTED UNDER PROPOSAL NO. 1, FOR APPROVAL OF THE ISSUANCE OF COMMON SHARES AS PROVIDED IN PROPOSAL NO. 2, AND FOR APPROVAL OF CERTAIN AMENDMENTS TO THE COMPANY'S DECLARATION OF TRUST AS PROVIDED IN PROPOSAL NO. 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     Receipt of the Company's Notice of Annual Meeting of Shareholders and Proxy Statement is acknowledged.

           (IMPORTANT--TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

Please Detach and Mail in the Envelope Provided.

|X|     Please mark
        your votes as
        in this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ITEMS.

                         FOR all nominees
                          listed at right         WITHHELD
                       (except as marked to       from all
                        the contrary below)       nominees     NOMINEES:
                                                               ---------
1.     Election                                                Michael J. Falcone (Class III trustee)
       of                       |_|                 |_|        Jeffrey E. Kelter (Class II trustee)
       Trustee                                                 David F. McBride (Class II trustee)
       Nominees                                                Rodney Berens (Class II trustee)

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING
NOMINEE(S):

-----------------------------------------

2.     Approval of the issuance of 390,735 Common Shares in exchange        FOR       AGAINST       ABSTAIN
       for the contribution of 390,735 units of limited partnership         |_|         |_|           |_|
       interest of Keystone Operating Partnership, L.P., the Company's
       operating partnership.

3.     Approval of certain amendments to the Company's Declaration of       FOR       AGAINST       ABSTAIN
       Trust to provide, in effect, that nothing contained therein will     |_|         |_|           |_|
       prohibit the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system.

4.     In their discretion, the proxies are authorized to vote upon         FOR       AGAINST       ABSTAIN
       such other business as may properly come before the meeting.         |_|         |_|           |_|


                   Check here if you plan to attend the Annual Meeting. |_|


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signature Title (if required) _______________________  _________________________

Dated _____________________________, 2002


NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy may be mailed, postage-free, in the enclosed envelope.